Exhibit 99.1

AT THE COMPANY Marc S. Goldfarb Senior Vice President & General Counsel 201-337-9000	AT FINANCIAL DYNAMICS Erica Pettit / Leigh Parrish General Information 212-850-5600

FOR IMMEDIATE RELEASE

RUSS BERRIE AMENDS EXISTING CREDIT FACILITY
TO PROVIDE ADDITIONAL FLEXIBILITY

Oakland, N.J. — March 23, 2009 — Russ Berrie and Company, Inc. (NYSE: RUS) (the “Company”) announced today that it has amended its existing credit facility. The Company received unanimous approval from its bank group, which is led by Banc of America Securities LLC and includes a syndicate of seven additional lenders.

Bruce Crain, President and Chief Executive Officer of the Company, commented, “We were pleased to complete this amendment in light of the difficult global macroeconomic environment and tight credit markets. This facility now provides us with additional financial flexibility, as we seek to grow our Infant & Juvenile business, which is differentiated by our design-led, innovative and non-seasonal branded products. We believe this amendment further demonstrates the continued confidence that our lenders have in our more focused and transformed business model following the divestiture of our Gift business.”

The amendment, among other things: (a) provides additional flexibility in the existing financial covenants by (i) increasing the maximum Total Debt to EBITDA covenant ratios through the third quarter of 2010 and (ii) reducing the minimum Fixed Charge Coverage covenant ratio through the third quarter of 2009; and (b) eliminates the existing restrictions on the ability of the Company’s Infant & Juvenile businesses to fund corporate overhead expenses. Prior to the sale of the Company’s Gift segment in December 2008, the Company was restricted in its ability to fund corporate overhead from cash flow generated by the Infant & Juvenile business, such that all remaining corporate overhead was funded by the Gift segment.

The applicable interest rate margins (which are added to the applicable interest rate), which previously ranged from 2.00% – 3.00% for LIBOR Loans and from 0.50% – 1.50% for Base Rate Loans, have been increased to 2.00% – 4.25% for LIBOR Loans and to 1.0% – 3.25% for Base Rate Loans, in each case based on a pricing grid. The applicable margins are set at a minimum of 4.0% for LIBOR Loans and 3.0% for Base Rate Loans through the third quarter of 2009.

In addition, the total commitments available under the facility were reduced to $130 million (consisting of a $50 million revolving credit facility and an $80 million term loan) from $175 million (consisting of a $75 million revolving credit facility and a $100 million term loan), which better reflects the positive cash flow characteristics of the Company’s current business. As of March 20, 2009, after giving effect to the amendment and the payment of related fees, the Company’s total debt outstanding under this facility was approximately $104.4 million. This is a result of the Company paying down approximately $25.0 million of debt from April 2, 2008 through March 20, 2009. Separately, the Gift segment-related debt was retired with the disposition of the business in December 2008.

Pursuant to the amendment, the Company also became a guarantor of the facility and, subject to specified exceptions, the banks received a lien on substantially all of the parent company’s assets. In connection with the amendment, the Company paid aggregate amendment and arrangement fees of 1.25% of the revised commitment.

About Russ Berrie and Company, Inc.

Russ Berrie and Company, Inc. and its subsidiaries are leaders in the design, development and distribution of infant and juvenile branded products. Its design-led products are sold primarily through mass market, specialty, food, drug and independent retailers worldwide.

The Company’s business is composed of four wholly-owned subsidiaries: Kids Line, LLC; LaJobi, Inc; Sassy, Inc.; and CoCaLo, Inc. Through these subsidiaries, the Company designs and market branded infant and juvenile products in a number of categories including, among others: infant bedding and related nursery accessories and decor (Kids Line® and CoCaLo®); nursery furniture and related products (LaJobi®); and developmental toys and feeding, bath and baby care items with features that address the various stages of an infant’s early years (Sassy®). In addition to the Company’s branded products, the Company also markets certain categories of products pursuant to various licenses, including Carter’s®, Disney®, Graco® and Serta®.

Note: This press release contains certain forward-looking statements.  Additional written and oral forward-looking statements may be made by the Company from time to time in Securities and Exchange Commission (SEC) filings and otherwise.  The Private Securities Litigation Reform Act of 1995 provides a safe-harbor for forward-looking statements.  These statements may be identified by the use of forward-looking words or phrases including, but not limited to, “anticipate”, “believe”, “expect”, “project”, “intend”, “may”, “planned”, “potential”, “should”, “will” or “would”.  The Company cautions readers that results predicted by forward-looking statements, including, without limitation, those relating to the Company’s future business prospects, revenues, working capital, liquidity, capital needs, order backlog, interest costs and income are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements.  Specific risks and uncertainties include, but are not limited to those set forth under Item 1A, “Risk Factors”, of the Company’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q filed with the SEC. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

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